Filed Pursuant to Rule 433
Issuer Free Writing Prospectus Dated February 11, 2019
Relating to Preliminary Prospectus Dated February 11, 2019
Registration No. 333-228993

On February 11, 2019, Cibus Global, Ltd. filed Amendment No. 2 to its Registration Statement on Form S-1 (“Amendment No. 2”) to amend and supplement certain disclosures that had been provided in the preliminary prospectus dated February 4, 2019. This free writing prospectus summarizes the amendments and supplements reflected in the preliminary prospectus included in Amendment No. 2 (the “Preliminary Prospectus”). In this free writing prospectus, references to “Cibus,” the “Company,” “we,” “us,” and “our” are used in the manner described in the Preliminary Prospectus.

A copy of Amendment No. 2, which includes the Preliminary Prospectus, may be accessed through the following link: https://www.sec.gov/Archives/edgar/data/1483752/000114036119002874/s002596x3_s1a.htm

Nasdaq Global Select Listing Approval

We have updated the Preliminary Prospectus to note that our Class A common stock has been approved for listing on the Nasdaq Global Select Market under the symbol “CBUS.”

Historical and Pro Forma Net Loss Per Share Attributable to Common Stockholders, Basic and Diluted

We have corrected an error in the weighted average shares used to compute basic and diluted net loss per share for the nine-month period ended September 30, 2018, and updated the per share line items impacted by this change, as follows:

Nine Months Ended September 30, 2018 (unaudited)
Net loss per share attributable to common stockholders, basic and diluted	$(17.22)
Weighted average shares used to compute basic and diluted net loss per share	1,749,628
Pro forma information (unaudited):
Pro forma net loss per share attributable to common stockholders, basic and diluted	$(2.07)
Pro forma weighted average shares outstanding basic and diluted	14,581,905

We determined that the error was not material to the interim consolidated financial statements for the nine months ended September 30, 2018. Accordingly, we have corrected the error through a revision of the interim consolidated financial statements as of and for the nine months ended September 30, 2018. See “Summary Historical and Pro Forma Consolidated Financial Data” on pages 16-17 of the Preliminary Prospectus, “Selected Historical and Pro Forma Consolidated Financial Data” on pages 61-62 of the Preliminary Prospectus and “Consolidated Financial Statements—Consolidated Statements of Operations” on page F-5 of the Preliminary Prospectus.

Supplementary Detail Regarding Additional Paid-in Capital

We have provided a supplementary footnote (2) to the capitalization table in the Preliminary Prospectus to provide additional detail regarding the pro forma adjustments reflected in additional paid-in capital on a pro forma and pro forma, as adjusted, basis. See “Capitalization” on pages 56-57 of the Preliminary Prospectus.

Cibus has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that Cibus has filed with the SEC for more complete information about Cibus and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, a copy of the Preliminary Prospectus may be obtained from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014 and BofA Merrill Lynch, NC1-004-03-43, 200 North College Street, Third Floor, Charlotte, NC 28255-0001, Attention: Prospectus Department, or by email at dg.prospectus_requests@baml.com.